                                                                    EXHIBIT 10.1
                              BARRY M. BERNSTEIN

                                    - and -

                               P. DAWN BERNSTEIN

                                    - and -

                                PETER E.J. HALL

                                    - and -

                               PATRICIA L. HALL

                                    - and -

                                 ABE SCHWARTZ

                                    - and -

                               MARTA I. SCHWARTZ

                                    - and -

                               JOSEPH S. DACHUK

                                    - and -

                      THE WORKFLOW AUTOMATION CORPORATION

                                    - and -

                          BEA SYSTEMS (ONTARIO) INC.

                                    - and -

                               BEA SYSTEMS, INC.


________________________________________________________________________________

                 AGREEMENT FOR THE PURCHASE OF ALL THE SHARES
                                      OF
                      THE WORKFLOW AUTOMATION CORPORATION
________________________________________________________________________________

                            DATED March 21, 2000


                        blake

                          Box 25, Commerce Court West
                                199 Bay Street
                           Toronto, Ontario, Canada
                                    M5L 1A9

                                                                  Execution Copy

                               TABLE OF CONTENTS

ARTICLE 1  - INTERPRETATION                                                    2
1.1        Definitions......................................................   2
1.2        Headings and Table of Contents...................................  10
1.3        Number and Gender................................................  10
1.4        Business Days....................................................  11
1.5        Currency and Payment Obligations.................................  11
1.6        Calculation of Interest..........................................  11
1.7        Statute References...............................................  11
1.8        Section and Schedule References..................................  11

ARTICLE 2  - PURCHASE OF SHARES.............................................  12
2.1        Purchase and Sale................................................  12
2.2        Amount of Purchase Price.........................................  12
2.3        Purchase Price Paid..............................................  12

ARTICLE 3  - CLOSING ARRANGEMENTS; VENDORS' REPRESENTATIVE..................  14
3.1        Closing..........................................................  14
3.2        Authority of Vendors' Representative.............................  14

ARTICLE 4  - REPRESENTATIONS AND WARRANTIES.................................  14
4.1        Representations and Warranties of the Vendors....................  14
      (1)  Authorization of Vendors.........................................  14
      (2)  Enforceability of Vendors' Obligations...........................  15
      (3)  Residence of Vendors.............................................  15
      (4)  Ownership of Shares..............................................  15
      (5)  Organization of the Corporation..................................  15
      (6)  Corporate Records................................................  15
      (7)  Bankruptcy.......................................................  16
      (8)  Financial Statements.............................................  16
      (9)  Title to Assets..................................................  16
     (10)  Real Property....................................................  16
     (11)  Personal Property................................................  16
     (12)  Leased Premises..................................................  17
     (13)  Personal Property Leases.........................................  17
     (14)  Material Contracts...............................................  17
     (15)  Receivables......................................................  17
     (16)  Inventories......................................................  17
     (17)  Intellectual Property Rights.....................................  18
     (18)  Products.........................................................  20
     (19)  Data Processing..................................................  21
     (20)  Licenses and Permits.............................................  21
     (21)  Undisclosed Liabilities..........................................  22
     (22)  Safety Deposit Boxes/Powers of Attorney..........................  22
     (23)  Consents and Approvals...........................................  22
     (24)  Notices..........................................................  22
     (25)  Absence of Conflicting Agreements................................  22
     (26)  Litigation.......................................................  23
     (27)  Insurance........................................................  23

     (28)  Environmental Matters............................................  23
     (29)  Employment/Consulting Contracts..................................  24
     (30)  Collective Agreements............................................  25
     (31)  Employee Plans...................................................  25
     (32)  Bonuses..........................................................  27
     (33)  Customers and Suppliers..........................................  27
     (34)  Product Warranties...............................................  28
     (35)  Affiliated Transactions..........................................  28
     (36)  Intercompany Services............................................  28
     (37)  Tax Filings......................................................  28
     (38)  Taxes Paid.......................................................  28
     (39)  Reassessments of Taxes...........................................  29
     (40)  Withholdings and Remittances.....................................  29
     (41)  Depreciable Property.............................................  29
     (42)  Capital Gains....................................................  29
     (43)  Absence of Certain Changes or Events.............................  30
     (44)  Brokerage Fees...................................................  31
     (45)  Subsidiaries.....................................................  31
     (46)  Full Disclosure..................................................  31
     (47)  Representations concerning US Securities Laws....................  31
     (48)  Representations concerning Canadian Securities Laws..............  31

4.2        Representations and Warranties of the Purchaser and BEA..........  32
      (1)  Incorporation and Power..........................................  32
      (2)  Due Authorization................................................  32
      (3)  Enforceability of Obligations....................................  32
      (4)  Capitalization of Purchaser and BEA..............................  32
      (5)  No Violation.....................................................  33
      (6)  SEC Filings; Financial Statements................................  33
      (7)  Consents and Approvals of Government Authorities.................  33
      (8)  Representations Complete.........................................  34

4.3        Survival of Representations and Warranties.......................  34

ARTICLE 5  - INDEMNIFICATION................................................  34
5.1        Indemnity by the Vendor..........................................  34
5.2        Indemnity by the Purchaser and BEA...............................  35
5.3        Limitations......................................................  35
5.4        Notice of Claim..................................................  36
5.5        Direct Claims....................................................  36
5.6        Third Party Claims...............................................  37
5.7        Settlement of Third Party Claims.................................  38
5.8        Interest on Claims...............................................  38
5.9        GST/HST Gross-UP and other Tax Adjustments.......................  38

ARTICLE 6  - COVENANTS......................................................  38
6.1        Compliance with US Securities Laws...............................  38
6.2        Compliance with Canadian Securities Laws.........................  38
6.3        Application for Relief from Certain Securities Laws..............  39

6.4        Indemnity by BEA Re: Certain Redemptions of Exchangeable Shares..  39

ARTICLE 7  - DISPUTE RESOLUTION.............................................  39
7.1        Arbitration Procedures...........................................  39

ARTICLE 8  - GENERAL........................................................  40
8.1        Expenses.........................................................  40
8.2        Payment of Taxes.................................................  40
8.3        Public Announcements.............................................  40
8.4        Notices..........................................................  40
8.5        Time of Essence..................................................  42
8.6        Entire Agreement.................................................  42
8.7        Waiver...........................................................  42
8.8        Severability.....................................................  42
8.9        Survival and Non-Merger..........................................  42
8.10       Further Assurances...............................................  43
8.11       Language.........................................................  43
8.12       Governing Law....................................................  43
8.13       Successors and Assigns...........................................  43
8.14       Counterparts.....................................................  43

                                                                  Execution Copy

                           SHARE PURCHASE AGREEMENT
                           ------------------------

          This Agreement is made as of the . day of March, 2000,

A M O N G:

          Barry M. Bernstein, an individual resident in the Town of Thornhill ("BBernstein"),

          - and -

          P. Dawn Bernstein, an individual resident in the Town of Thornhill ("DBernstein"),

          - and -

          Peter E.J. Hall, an individual resident in the Town of Newmarket ("PEHall"),

          - and -

          Patricia L. Hall, an individual resident in the Town of Newmarket ("PLHall"),

          - and -

          Abe Schwartz, an individual resident in the City of Toronto ("ASchwartz"),

          - and -

          Marta I. Schwartz, an individual resident in the City of Toronto ("MSchwartz"),

          - and -

          Joseph S. Dachuk, an individual resident in the City of Toronto ("Dachuk"),

          (collectively, BBernstein, DBernstein, PEHall, PLHall, ASchwartz, MSchwartz and Dachuk are hereinafter referred to as the "Vendors"),

          - and -

          The Workflow Automation Corporation, a corporation incorporated under the laws of the Province of Ontario (the "Corporation"),

          - and -

          BEA Systems (Ontario) Inc., a corporation incorporated under the laws of the Province of Ontario (the "Purchaser"),

          - and -

          BEA Systems, Inc., a corporation incorporated under the laws of the State of Delaware ("BEA").

                                   RECITALS

WHEREAS:

A. The Vendors are the registered and beneficial owners of all the issued and outstanding shares in the capital of the Corporation; and

B. The Purchaser is willing to purchase and the Vendors are willing to sell all the issued and outstanding shares in the capital of the Corporation on the terms and conditions contained in this Agreement.

          NOW THEREFORE IN CONSIDERATION of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the Parties agree as follows:

                          ARTICLE 1  - INTERPRETATION

1.1 Definitions. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

"Agreement" means this Agreement, including the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

"Applicable Employee Benefit Laws" has the meaning given in Section 4.1(31).

"Applicable Law" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the "Law") relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

"Assets" means all the properties, assets, interests and rights, whether choate or inchoate, contingent, tangible or intangible, of the Corporation including, without limitation, the following:

     (1) all rights and interests of the Corporation to and in the Leased Premises and under the Premises Leases, including prepaid rents, security deposits and options to renew or purchase, rights of first refusal under the Premises Leases and all leasehold improvements owned by the Corporation and forming part of the Leased Premises;

     (2)  the Personal Property;

     (3)  the Inventories;

     (4)  the Receivables;

     (5) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;

     (6)  the Intellectual Property Rights;

     (7)  the Contracts;

     (8)  the Licenses and Permits;

     (9)  the Books and Records;

     (10) all prepaid charges, deposits, sums and fees paid by the Corporation before the Closing Time;

     (11) all goodwill and other intangibles of the Corporation including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Corporation; and

     (12) all income on and proceeds of any or all of the foregoing received or receivable after the Closing Time.

"BEA Common Stock" means the shares of common stock of BEA and any other securities into which such shares may be changed.

"BEA Share Price" means the average closing price of one share of BEA Common Stock as reported by NASDAQ over the ten (10) trading day period immediately preceding (but not including) the Closing Date.

"Books and Records" means all books, records, files and papers of the Corporation including drawings, engineering information, computer programs (including source code and object code), software programs (including source code and object code), manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporation, and all copies and recordings of the foregoing.

"Business" means the business carried on by the Corporation at the date hereof, including without limitation, the research, development, licensing and support of workflow automation software. The Corporation is the developer of jFlow, a powerful new embedded workflow technology written entirely in Java. jFlow is a middleware workflow technology that can be seamlessly embedded within software products and computer applications. jFlow allows non-technical users to define, modify and monitor business processes that span multiple applications, platforms, technologies and even multiple organizations. jFlow is licensed to software vendors, VARs and corporate end users who are looking to radically improve business processes and create powerful E-commerce applications.

"Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in both the Cities of Toronto, Ontario and New York, New York.

"Canadian Dollars" means the lawful currency of Canada.

"Cause" shall mean: (i) any act or failure to act by employee or consultant, as the case may be, that was performed in bad faith and to the detriment of the Corporation; (ii) employee or consultant, as the case may be, refuses or fails to act in accordance with any lawful, reasonable direction or order of the Corporation and such refusal or failure could reasonable be expected to have a materially adverse effect on the Corporation's business; (iii) misconduct or dishonesty of employee or consultant, as the case may be, which could reasonably be expected to have a materially adverse effect on the business and affairs of the Corporation; or (iv) employee or consultant, as the case may be, is convicted of a criminal offence and such conviction which could reasonably be expected to have a materially adverse effect on the Corporation or on the ability of the employee or consultant, as the case may be, to serve the Corporation in such capacity.

"Claim" has the meaning given in Section 5.1.

"Closing" means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

"Closing Date" means the date first above written.

"Closing Time" means the time of closing on the Closing Date provided for in
Section 3.1.

"Commission" shall mean the U.S. Securities and Exchange Commission.

"Consents and Approvals" means all consents and approvals required to be obtained either by the Vendors or the Corporation in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

"Contracts" means all rights and interests of the Corporation in all pending and/or executory contracts, agreements, leases and arrangements to which the Corporation is a party or by which the Corporation or any of the Assets or the Business is bound or affected including the Material Contracts and the Leases.

"Corporation Intellectual Property Rights" has the meaning given in Section 4.1(17).

"Data Processing System" means the computer equipment and associated peripheral devices and the related operating and application systems and other software owned, leased or licensed by the Corporation other than off-the-shelf personal computer software subject to transferable licenses.

"Direct Claim" has the meaning given in Section 5.4.

"Director" means a director of the Corporation; and "Directors" means every Director.

"Employee" means an individual who is employed by the Corporation or is an independent consultant to the Corporation, in either case, as listed in Schedule 4.1(29); and "Employees" means every Employee.

"Employee Plans" has the meaning given in Section 4.1(31).

"Engineering Team" shall mean Barry Bernstein, Joe Dachuk, Peter Hall, Adrian Price, Michael Cincinatus, Gabe Quintos, Alex Dobrobaba, Sherif Makary, Shael Brudner, Sicheng Yu, Steven Chartley and Maryam Ghiai.

"Environmental Laws" means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

"Environmental Permits" means all permits, certificates, approvals, consents, registrations and licenses issued or required by any Environmental Laws or any court or governmental authority and relating to or required for the ownership and/or operation of the Business and/or the Assets.

"Escrow Agent" means State Street Bank and Trust Company of California, N.A.

"Escrow Agreement 1" means the escrow agreement of even date herewith among the Parties and the Escrow Agent in relation to the Indemnity Escrow Shares.

"Escrow Agreement 2" means the escrow agreement of even date herewith among certain Parties and the Escrow Agent in relation to the Principal Vendors Escrow Shares.

"Escrowed Shares" means the sum of the Indemnity Escrow Shares and the Principal Vendors Escrow Shares.

"Exchangeable Shares" means exchangeable shares in the capital of the Purchaser governed by the share conditions set out on Schedule 1.1A.

"Exchangeco" means BEA Systems (Nova Scotia) Company, an unlimited liability company incorporated under the laws of the Province of Nova Scotia.

"Financial Statements" has the meaning given in Section 4.1(8).

"GAAP" means those accounting principles which are recognized as being generally accepted in Canada from time to time as set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied.

"GST/HST" means goods and services tax imposed under Part IX of the Excise Tax Act (Canada).

"Hazardous Substance" means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual.

"including" means "including without limitation", and "includes" means "includes without limitation".

"Indemnified Party" means a Person whom the Vendors or the Purchaser and BEA, as the case may be, has agreed to indemnify under Article 5.

"Indemnity Escrow Shares" has the meaning given in Section 2.3(3)(b).

"Indemnifying Party" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 5.

"Intellectual Property Rights" means all rights to and interests in:

     (1) all business and trade names, corporate names, brand names and slogans Related to the Business;

     (2) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business;

     (3) all registered or unregistered copyrights and trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks), registrations and applications for trade-marks and copyrights (and all future income from such trade-marks and copyrights) Related to the Business;

     (4) all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, processes, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, algorithms, software programs or applications (in both source code and object code form), blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business;

     (5) all of the intellectual property affected by the registrations and applications for registration listed in Schedule 4.1(17A) and the licenses, sublicenses, agreements and permissions listed in Schedule 4.1(17C);

     (6) all other intellectual and industrial property rights throughout the world Related to the Business;

     (7) all licenses of the intellectual property listed in items (1) to (6) above;

     (8) all future income and proceeds from any of the intellectual property listed in items (1) to (6) above and the licenses listed in item (7) above; and

     (9) all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (1) to (7) above.

"Inventories" means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods owned by the Corporation (including those in possession of suppliers, customers and other third parties).

"Lands" means all real property that is owned by the Corporation.

"Leased Premises" means all real property that is leased or occupied by the Corporation under the Premises Leases.

"Leases" means Personal Property Leases and Premises Leases.

"Liabilities" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any Contract, agreement, arrangement, Lease, commitment or undertaking, Applicable Law and Taxes or otherwise.

"Licenses and Permits" means all licenses, permits, filings, authorizations, approvals or indicia of authority issued to the Corporation including the Environmental Permits.

"Lien" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

"Material Adverse Change" means a change in the Business, prospects, financial condition, operations, results of operations or capital of the Corporation or otherwise, which has had or could reasonably be expected to have a significant adverse effect on the value of the Shares.

"Material Adverse Effect" means any material adverse effect on the Business, prospects, financial condition, operations, results of operations or capital of the Corporation.

"Material Contract" means an agreement (whether oral or written) to which the Corporation is a party or by which the Corporation or any of the Assets or the Business is bound or affected, except an agreement which involves or may reasonably be expected to involve the payment to or by the Corporation of less than $25,000 over the term of the agreement and is not otherwise material to the operation of the Business.

"NASDAQ" means The Nasdaq Stock Market.

"1933 Act" has the meaning given in Section 4.1(47).

"Notices" means the notices required to be given to any Person under Applicable Law or pursuant to any contract or other obligation to which the Corporation is a party or by which the Corporation is bound or which is applicable to any of the Assets in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.

"Officer" means an officer of the Corporation; and "Officers" means every Officer.

"Party" means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and "Parties" means every Party.

"Permitted Liens" means:

     (1)  Liens for Taxes;

     (2) mechanics', construction, carriers', workers', repairers', storers' or other similar liens (inchoate or otherwise) which individually or in the aggregate are not material, arising or incurred in the ordinary course of business which have not been filed, recorded or registered in accordance with Applicable Law or of which notice has not been given to the Corporation; and

     (3)  the mortgages, charges and other liens listed in Schedule 1.1B.

"Person" is to be broadly interpreted and includes an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

"Personal Property" means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by the Corporation (including those in possession of third parties).

"Personal Property Leases" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements relating to the leasing of Personal Property.

"Premises Leases" means all the leases, agreements to lease, subleases, license agreements and occupancy or other agreements relating to the Leased Premises.

"Prime Rate" means the prime rate of interest per annum quoted by Canadian Imperial Bank of Commerce from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which Canadian Imperial Bank of Commerce refers to as its "prime rate", as such rate may be changed from time to time.

"Principal Vendors" means BBernstein, PEHall, ASchwartz and Dachuk.

"Principal Vendors Escrow Shares" has the meaning given in Section 2.3(3)(c).

"Products" means the products produced, developed, licensed or sold by the Corporation.

"Purchase Price" has the meaning given in Section 2.2.

"Purchase Price Shares" has the meaning given in Section 2.2(2).

"Purchaser's Solicitors" means, with respect to US law issues, Morrison & Foerster LLP and, with respect to Canadian law issues, Blake, Cassels & Graydon LLP.

"Receivables" means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Corporation together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

"Related to the Business" means, directly or indirectly, used in, arising from or relating in any manner to the Business.

"Release" includes an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is or may be in breach of any Environmental Laws.

"Shares" means all the issued and outstanding shares in the capital of the Corporation.

"Software" has the meaning given in Section 4.1(18).

"Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment and employment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

"Third Party Claim" has the meaning given in Section 5.4.

"to the best knowledge of the Vendors" or "to the best knowledge of the Corporation" means to the actual knowledge of any of the Vendors, with respect to the Vendors' joint representations and warranties, to the actual knowledge of a Vendor, with respect to that Vendor's several representations and warranties, or to the actual knowledge of the Corporation's directors, officers or responsible employees with authority over the matters discussed, after reasonable inquiry and investigation, with respect to the Corporation's representations and warranties.

"US Person" means (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a US Person; (iv) any trust of which any trustee is a US Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a US Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a US Person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501 of the 1933 Act) who are not natural persons, estates or trusts.

"Vendors' Representative" means ASchwartz.

"Vendors' Solicitors" means Aird & Berlis.

1.2 Headings and Table of Contents. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

1.5 Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

     (1) all dollar amounts referred to in this Agreement are stated in Canadian Dollars;

     (2) any payment contemplated by this Agreement shall be made by cash or certified cheque or any other method that provides immediately available funds; and

     (3) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available not later than 3:00 p.m. (local time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.6 Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.

1.7 Statute References. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.8 Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections or Schedules are to Sections or Schedules of this Agreement. The Schedules to this Agreement are as follows:

1.9  Schedules

          1.1A      Exchangeable Share Provisions
          1.1B      Permitted Liens
          2.3(3)(c) Purchase Price Payable to each Vendor
          4.1(4)    Ownership of Shares
          4.1(5)    Authorized Capital and Other Information concerning the
                    Corporation
          4.1(8)    Financial Statements
          4.1(9)    Assets
          4.1(11)   Personal Property
          4.1(12)   Leased Premises
          4.1(13)   Personal Property Leases
          4.1(14)   Material Contracts
          4.1(17A)  Intellectual Property Rights
          4.1(17B)  Legal Actions
          4.1(17C)  Licence and Sublicence Agreements
          4.1(18)   Products and Software

          4.1.(19) Data Processing
          4.1(20)  Licenses and Permits
          4.1(22)  Bank Accounts and Safety Deposit Boxes
          4.1(23)  Consents and Approvals
          4.1(24)  Notices
          4.1(27)  Insurance
          4.1(28)  Environmental Matters
          4.1(29)  Employees
          4.1(30)  Collective Agreements
          4.1(31)  Employee Plans
          4.1(32)  Bonuses Paid
          4.1(33)  Customers and Suppliers
          4.1(41) Undepreciated Capital Cost of Depreciable Capital Property 4.1(44) Brokerage Fees
          7.1      Arbitration Procedure

                        ARTICLE 2  - PURCHASE OF SHARES

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Vendors hereby sell to the Purchaser, and the Purchaser hereby purchases from the Vendors, the Shares.

2.2 Amount of Purchase Price. The purchase price hereby paid by the Purchaser to the Vendors for the Shares (the "Purchase Price") is equal to:

     (1) Four Million, Eight Hundred, Fifty Thousand U.S. Dollars (US$4,850,000); plus

     (2)  the "Purchase Price Shares" which shall be 235,356 Exchangeable
          Shares.

2.3 Purchase Price Paid. The Purchaser has paid and each Vendor hereby acknowledges that the Purchase Price has been paid and satisfied as follows:

     (1) Two Million, Eight Hundred Thousand US Dollars (US$2,800,000) has been paid by the Purchaser to the Vendors in accordance with the percentages set opposite their names on Schedule 2.3(3)(c);

     (1.1) Two Million, Fifty Thousand US Dollars (US$2,050,000) has been paid by the Purchaser upon direction of the Vendors for and on behalf of the Vendors to Infinity Investments, L.L.C. and Terry Popowich, in full satisfaction of the brokers' fees set out on Schedule 4.1(44);

     (2) 191,896 Exchangeable Shares, have been delivered by the Purchaser to the Vendors in accordance with the percentages set opposite their names on Schedule 2.3(3)(c); and

     (3) the Escrowed Shares have been delivered to the Escrow Agent to be distributed by the Escrow Agent:

          (a)  Intentionally deleted.

          (b) in accordance with the Escrow Agreement 1, 27,660 Exchangeable Shares (collectively, the "Indemnity Escrow Shares") shall be delivered to the Vendors on the first anniversary of the Closing Date.

          (c) in accordance with the Escrow Agreement 2, 15,800 Exchangeable Shares otherwise allocable to the Principal Vendors as set forth on Schedule 2.3(3)(c) (collectively, the "Principal Vendors Escrow Shares") shall be delivered to the Principal Vendors 18 months after the Closing Date; provided, however, that if, at any time during the period from the date hereof through the 18 month anniversary of the Closing Date, either:

               (i) seventy-five percent (75%) of the Engineering Team of the Corporation shall no longer be employed by the Corporation or any successor because any such individual or individuals, as the case may be, voluntarily resigns (other than as a result of constructive dismissal) from the Corporation or are terminated for Cause, and if the Corporation is unable using commercially reasonable efforts to replace such individual or individuals by a person or persons of equivalent or better credentials, experience and skill (as determined in good faith by the Corporation) within ninety (90) days of such termination or terminations; provided that, if the Corporation has in its employment a person or persons, as the case may be, engaged by the Corporation after the Closing Date, such person or persons, if of equivalent or better credentials, experience and skill to the person or persons so resigning or so terminated (as determined in good faith by the Corporation), shall be deemed for the purposes of this Subsection 2.3(3)(c)(i) to have replaced the person or persons, as the case may be, so resigning or so terminated as at the date of such resignation or termination; or

               (ii) if any of the Principal Vendors shall violate the non-competition provision in such Principal Vendor's noncompetition agreement with the Corporation ,

               the Purchaser shall not be obligated to deliver to any Principal Vendor, in the case of clause (i), or to such breaching Principal Vendor, in the case of clause (ii), Principal Vendors Escrow Shares pursuant to this Section 2.3(3)(c), in each case, to be paid or delivered, as the case may be, by the Purchaser to the Vendors or Vendor, as the case may be, in accordance with the percentages set opposite their names on Schedule 2.3(3)(c); and provided that if the number of the Purchase Price Shares to be received by a Vendor is not a whole number, such number shall be rounded to the nearest whole number, and in the event any Purchase Price Shares that are not delivered to the Vendors or a Vendor under Subsection 2.3(3)(c), the

                                     -14-
               applicable Purchase Price for such Vendors or Vendor shall be deemed to be reduced by the number of such Purchase Price Shares.

2.4 Tax Election. The Purchaser agrees that, at the request of a Vendor who is a resident of Canada for purposes of the Income Tax Act (Canada), the Purchaser will make a joint election with the Vendor with respect to the Shares under subsection 85(1) of the Income Tax Act (Canada) and the corresponding provisions of any applicable provincial income tax statute, with such "agreed amount" as is determined by the Vendor in its sole discretion (within the limits under applicable law). The Vendor shall have sole responsibility for the proper completion of the election forms and the timely and proper filing of the elections with the relevant tax authorities. The sole obligation of the Purchaser shall be to provide any information reasonably requested by the Vendor for the election form concerning the Purchaser, and to execute and return to the Vendor any properly completed election form within ten (10) Business Days of receipt of such form from the Vendor.

          ARTICLE 3  - CLOSING ARRANGEMENTS; VENDORS' REPRESENTATIVE

3.1 Closing. The Closing has taken place effective contemporaneously with the execution hereof on the Closing Date at the offices of Blake, Cassels & Graydon LLP, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendors and the Purchaser.

3.2 Authority of Vendors' Representative. BEA and the Purchaser shall be entitled to and shall act and rely on any notice, request, election, direction, consent, waiver, extension, amendment or other communication given or agreement entered into by or on behalf of the Vendors by the Vendors' Representative who shall represent the Vendors and have the authority to bind the Vendors. In all cases, the Vendors' Representative shall use its reasonable efforts to consult with the Vendors prior to taking any action contemplated herein. In addition, the Vendors hereby acknowledge and confirm the authority of the Vendors' Representative with respect to the execution of the advisor and finder agreement among the Vendors' Representative, on behalf of the Vendors, and Infinity Investments, L.L.C. and Terry Popowich.

                  ARTICLE 4  - REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Vendors. As a material inducement to the Purchaser and BEA entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser and BEA are entering into this Agreement in reliance upon the representations and warranties of the Vendors set out in this Section 4.1, each Vendor represents and warrants to the Purchaser and to BEA as follows:

     (1) Authorization of Vendors. Each Vendor severally warrants that he or she has the power and capacity to own and dispose of the Shares owned by him or her and that such Vendor has the power and capacity to enter into this Agreement and all other agreements and instruments to be executed by such Vendor as contemplated by this Agreement and to carry out such Vendor's obligations under this Agreement and such other agreements and instruments.

     (2) Enforceability of Vendors' Obligations. Each Vendor represents and warrants as to him or her that (i) this Agreement and all other agreements and instruments to be executed by such Vendors as contemplated by this Agreement constitute, or will constitute, a valid and binding obligation of such Vendor enforceable against such Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought and (ii) such Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing.

     (3) Residence of Vendors. Each Vendor represents and warrants as to him or her that such Vendor is not a non-resident of Canada for purposes of section 116 of the Income Tax Act (Canada).

     (4) Ownership of Shares. Each Vendor severally represents and warrants as to him or her that such Vendor is, and at the Closing Time will be, the registered and beneficial holder of the number of Shares set opposite his or her name on Schedule 4.1(4), with good and marketable title thereto, free and clear of all Liens. No Person other than the Purchaser has any agreement, option, right or privilege capable of becoming an agreement for the purchase from any Vendor of any of the Shares.

     (5) Organization of the Corporation . The information set out in Schedule 4.1(5) concerning (i) the name and jurisdiction of incorporation, (ii) the authorized, issued and outstanding shares, (iii) the registered and beneficial holders of the Shares and the directors and officers, of the Corporation is true and complete. The Corporation is incorporated and validly subsisting under the laws of its jurisdiction of incorporation. The Corporation is licensed or qualified to do business under the laws of the jurisdictions specified in Schedule 4.1(5) and neither the character nor the location of the properties owned by the Corporation nor the nature of the business conducted by it requires licensing or qualification under the laws of any other jurisdiction. The Corporation has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of the Corporation including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of the Corporation.

     (6) Corporate Records. The minute books of the Corporation contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Corporation are complete and accurate in all material respects.

     (7) Bankruptcy. The Corporation is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Corporation has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Corporation or any of the Assets and no execution or distress has been levied upon any of the Assets.

     (8) Financial Statements. The Vendors have furnished the Purchaser with the unaudited annual financial statements of the Corporation for the fiscal year ended July 31, 1999, and the interim unaudited financial statements of the Corporation for the five month period ended December 31, 1999, (collectively, the "Financial Statements"), true and complete copies of which are annexed hereto as Schedule 4.1(8), which schedule also includes a document which sets out outstanding vacation entitlements that are included as liabilities of the Corporation in the December 31, 1999 financial statements of the Corporation. The Financial Statements have been prepared in accordance with GAAP and are consistent with the books and records of the Corporation. The balance sheets contained in such Financial Statements fairly present the financial position of the Corporation as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the results of operations for the periods indicated.

     (9) Title to Assets. The Corporation has good and marketable title to all the Assets, free and clear of any and all Liens, except for Permitted Liens. None of the Assets are located outside of Canada, except as listed in Schedule 4.1(9). The Assets are sufficient to permit the continued operation of the Business in the ordinary course consistent with past practice. Schedule 4.1(9) sets out a complete and accurate list of all locations where the Assets are situate, including a brief description of the Assets situate at each location. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase, transfer, assignment or hypothecation from the Corporation of the Business or of any of the Assets out of the ordinary course of business.

     (10) Real Property.  The Corporation does not own any Lands.

     (11) Personal Property. Schedule 4.1(11) lists each item of Personal Property which had a book value in the accounting records of the Corporation, determined in accordance with GAAP at the date of the Corporation's most recently completed financial year, of more than $25,000 or is otherwise material to the Business. All Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

     (12) Leased Premises.  Schedule 4.1(12) lists all the Premises Leases.
          Each Premises Lease is in full force and effect, unamended by oral or written agreement, and the Corporation is entitled to the full benefit and advantage of such Premises Lease in accordance with the terms thereof. Each Premises Lease is in good standing and there has not been any default by any party under any Premises Lease nor is there any dispute between the Corporation and any landlord under any of the Premises Leases. The Corporation has obtained from each mortgagee of each landlord of each Leased Premises whose mortgage ranks in priority to the applicable Premises Lease an agreement not to disturb the Corporation's possession thereof while the Corporation is not in default under the applicable Premises Lease. None of the Premises Leases has been assigned by the Corporation in favour of any Person. The current uses of the Leased Premises comply with Applicable Law.

     (13) Personal Property Leases. Schedule 4.1(13) lists all the Personal Property Leases and identifies the ones which cannot be terminated by the Corporation without liability at any time upon less than 30 days' notice or which involve payment by it in the future of more than $25,000. Each Personal Property Lease is in full force and effect and has not been amended, and the Corporation is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Each Personal Property Lease is in good standing and there has not been any default by any party under any Personal Property Lease nor any dispute between the Corporation and any other party under any Personal Property Lease.

     (14) Material Contracts. Schedule 4.1(14) lists all the Material Contracts. To the best knowledge of the Vendors, the Corporation is not in default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by the Corporation or by any other party to the Material Contract. Each Material Contract is in full force and effect, unamended by written or oral agreement, and the Corporation is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. The Corporation has not received any notice of a default by the Corporation or a dispute between the Corporation and any other party in respect of any Material Contract.

     (15) Receivables. The Receivables are valid obligations which arose in the ordinary course of business and will be collected in the ordinary course of business, in the aggregate, at not less than 90% of their full face value. None of the Receivables is due from an Affiliate of the Corporation.

     (16) Inventories. The Inventories consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off. The portion of the Inventories consisting of finished products is saleable in the ordinary course of business at normal prices. The portion of the Inventories consisting of raw materials and work-in-progress is of a quality useable in the production of finished products.

     (17) Intellectual Property Rights.

          (a) Schedule 4.1(17A) contains a list of all Intellectual Property Rights owned or licensed and used or held for use by the Corporation ("Corporation Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and
               (iv) licenses, sublicenses and other agreements as to which the Corporation or Vendor is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          (b) The Corporation Intellectual Property Rights constitute all Intellectual Property Rights necessary for the operation of the Corporation's business as presently conducted and as proposed to be conducted. The Corporation Intellectual Property Rights will be owned or available for use by the Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. No Corporation Intellectual Property Rights are involved in any interference or re-examination or cancellation or opposition or abandonment proceeding and none of the Corporation or the Vendors has been notified or alerted that any such proceeding will hereafter be commenced. Except as set forth in
               Schedule 4.1(17A), none of the Corporation or any Vendor, as to itself, has any basis for provoking or initiating an interference or opposition proceeding with respect to any Intellectual Property Right held or used by others.

          (c) Except as set forth on Schedule 4.1(17B), neither the Corporation nor any Vendor is, or has been, a defendant in any action, suit, investigation or proceeding relating to, or otherwise been notified of, any alleged claim or infringement of the Corporation Intellectual Property Rights, and (i) none of the Corporation, the Vendors or the Corporation Intellectual Property Rights have infringed or are infringing on the intellectual property of any third party, and (ii) none of the Corporation or the Vendors has any knowledge of any continuing infringement by any third party of any Corporation Intellectual Property Right. Except as set forth on Schedule 4.1(17B), neither the Corporation nor Vendor has entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Intellectual Property Right. The Employees have entered into written agreements with the Corporation to maintain the confidentiality of confidential Intellectual Property.

          (d) The Corporation has delivered to Purchaser correct and complete copies of all of the Corporation's patents, registrations, applications, licenses, agreements, and permissions (as amended to date) relating to Corporation Intellectual Property Rights and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such Corporation Intellectual Property Right. With respect to each Intellectual Property Right that the Corporation owns:

               (i) all patents, copyrights and trademarks included in the Corporation Intellectual Property Rights are listed on
                     Schedule 4.1(17A) and are valid and subsisting in good standing and all pending applications are listed on
                     Schedule 4.1(17A) and have been prosecuted in good faith as required by law and are in good standing, and no application for registration of any Intellectual Property Right has been rejected;

               (ii) the Corporation possesses all right, title, and interest in and to the item, and no other Person has any right, title or interest in any such Intellectual Property Right and all such other Persons have waived their moral rights in any copyright works within such Intellectual Property Rights;

               (iii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and

               (iv) to the best knowledge of the Vendors, there is no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demands pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property Right; and

               (v) the item is not subject to any lien, security interest or other encumbrance.

          (e) Schedule 4.1(17C) sets forth a complete listing, and the Corporation has supplied Purchaser with correct and complete copies of, all licenses, sublicenses, agreements, and permissions (as amended to date) with respect to the Corporation Intellectual Property Rights. With respect to each such Intellectual Property
               Right:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect;

               (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

               (iii) the Corporation has, and to the best knowledge of the
                     Corporation and the Vendors, no other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time could constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) the Corporation has, and to the best knowledge of the Corporation and the Vendors, no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct in all material respects with respect to the underlying license;

               (vi) the underlying item of the Intellectual Property Right is not subject to any outstanding judgment, order, decree, stipulation, injunction, charge, or governmental restriction; and

               (vii) to the best knowledge of the Corporation and the Vendors, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of the Intellectual Property Right.

     (18) Products.

     (a) Schedule 4.1(18) sets out a list of all Products and any other proprietary software developed by the Corporation and currently sold, licensed or otherwise used by the Corporation in its business, and any and all enhancements, upgrades, customizations, modifications and maintenance thereof (the "Software").

          (b) Each of the Products and/or Software produced, developed or sold by the Corporation is, and at all times up to and including the sale thereof by the Corporation has been (i) in compliance in all material respects with all applicable federal, state, and local laws and regulations and (ii) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, subject to returns, repairs, defects and allowances in the ordinary course which would not reasonably be expected to have a material adverse effect on the Corporation.

          (c) There is no material design defect with respect to any of such Products and/or Software and, to the best knowledge of the Corporation, each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

          (d) The Products and/or Software and, to the best knowledge of the Corporation, any non-proprietary software used by the Corporation, is free from significant programming errors and operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Corporation, and the Products and/or Software does not contain any virus, timer, clock, counter or other limiting design, instruction or routine, that would erase data, programming or become inoperable or otherwise incapable of being used in the full manner for which it was designed and created nor has the Corporation been informed that the non-proprietary software has any such problems.

     (19) Data Processing. Schedule 4.1(19) sets out (i) a brief description of the Data Processing System and (ii) a list of all agreements including warranties, leases and licenses relating to the Data Processing System. The Data Processing System adequately meets the data processing needs of the Business and operations of the Corporation as presently conducted. The Corporation has taken appropriate action by instruction, agreement or otherwise with its Employees or other Persons permitted access to system application programs and data files used in the Data Processing System to protect against unauthorized access, use, copying, modification, theft and destruction of such programs and files. The data processing and data storage facilities of the Corporation are adequate and properly protected. The Corporation has arranged for back-up data processing services adequate to meet its data processing needs in the event the Data Processing System or any of its components is rendered temporarily or permanently inoperative as a result of a natural or other disaster.

     (20) Licenses and Permits. Schedule 4.1(20) lists all the Licenses and Permits and identifies the ones that by their terms are not transferable. The Corporation holds the Licenses and Permits free and clear of any and all Liens. All the Licenses and Permits are in full force and effect, the Corporation is not in violation of any term or provision or requirement of any such Licenses and Permits, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any License or Permit. The Corporation has obtained all licenses and permits and all approvals of any governmental or regulatory authorities that are required to operate the Business as presently conducted and presently proposed to be conducted, except as would not individually or in the aggregate result in a Material Adverse Effect.

     (21) Undisclosed Liabilities. The Corporation does not have any liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed in the Financial Statements or referred to or disclosed herein, other than liabilities, obligations and indebtedness (i) incurred in the ordinary course of business, consistent with past practice; and (ii) which do not exceed $25,000 individually or in the aggregate.

     (22) Safety Deposit Boxes/Powers of Attorney.  Schedule 4.1(22) lists:

          (a) the name of each bank, trust company and other financial institution in which the Corporation holds accounts or safety deposit boxes and the names of every Person authorized to draw thereon or to have access thereto; and

          (b) the name of each Person holding a general or special power of attorney from the Corporation and a summary of the terms thereof.

     (23) Consents and Approvals. All the Consents and Approvals are listed in
          Schedule 4.1(23). Except for the Consents and Approvals and other than the application submitted or to be submitted, as the case may be, jointly on behalf of the Parties to the Ontario Securities Commission for relief in respect of certain of the trades contemplated by the share conditions of the Exchangeable Shares and the support agreement and exchange right agreement to be entered into on the date hereof by certain of the Parties, no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Corporation to carry on the Business after the Closing as the Business is currently carried on by the Corporation.

     (24) Notices. All the Notices are listed in Schedule 4.1(24). Except for the Notices, no notice is required to be delivered to any Person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Corporation to carry on the Business after the Closing as the Business is presently conducted and presently proposed to be conducted.

     (25) Absence of Conflicting Agreements. Each Vendor represents and warrants as to him or her that the execution, delivery and performance of this Agreement by such Vendor and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

          (a) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of the Corporation;

          (b) an event which, pursuant to the terms of any Contract or License or Permit, causes any right or interest of the Corporation to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

          (c)  the creation or imposition of any Lien on any Asset; or

          (d) the violation of any Applicable Law by such Vendor or the Corporation.

     (26) Litigation. Other than as disclosed in Schedule 4.1(17B), there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or to the best knowledge of the Vendors threatened by or against the Corporation Related to the Business or affecting the Business or the operations or capital of the Corporation or the transactions contemplated by this Agreement, and there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

     (27) Insurance. Particulars of the policies of insurance maintained by the Corporation at the date of this Agreement are set out in Schedule 4.1(27). All such policies are in full force and effect and the Corporation is not in default, whether as to the payment of premiums or otherwise, under the terms of such policies. Such policies are of the type and in the amount customarily carried by Persons conducting business similar to the Corporation.

     (28) Environmental Matters.

          (a) The Business and the Assets as carried on or used by the Corporation and its predecessors have been carried on and used and are currently carried on and used in compliance with all Environmental Laws.

          (b) The Corporation and its predecessors have not used any machinery, equipment or facility included in the Assets, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance, except in compliance with all Environmental Laws.

          (c) The Corporation is not, and has not been, subject to any proceedings alleging the violation of any Environmental Law or to determine whether any remedial action is needed to respond to a Release.

          (d) There are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or Liability regarding the Release or presence of a Hazardous Substance or the violation of any Environmental Law by the Corporation, its employees, agents or others for whom it is responsible.

          (e) The Environmental Permits listed in Schedule 4.1(28) constitute all Environmental Permits held by the Corporation. The Corporation has obtained all Environmental Permits required for the conduct of its Business and the ownership of its property. The Environmental Permits presently held are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded, and no proceedings are pending or threatened to revoke or limit any of them.

          (f) All Hazardous Substances disposed of, treated or stored by the Corporation or its predecessors have been disposed of, treated and stored in compliance with all Environmental Laws and no part of the Assets contains a Hazardous Substance which exceeds an applicable soil, groundwater or other environmental, health or safety criteria or standard published or enacted by a governmental authority or agency having jurisdiction over the Assets, whether or not such criteria or standard constitutes Environmental Law.

          (g) There are no proceedings nor any circumstances or material facts which could, if true, give rise to any proceedings, in which it is alleged that the Corporation or its predecessors are potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Substances or for any other remedial or corrective action under an Environmental Law.

          (h) The Corporation or its predecessors have maintained all environmental and operating documents and records in the manner and for the time periods required by any Environmental Law and have never conducted an environmental audit of the Business and Assets. For purposes of this Section, an environmental audit includes any evaluation, assessment, review or study performed at the request of or on behalf of the Corporation, a prospective purchaser of the Business or the Assets, a court or governmental authority.

          (i) There are no pending or proposed changes to Environmental Laws of which the Vendors are aware which would render illegal or materially restrict the Business or the operations of the Corporation.

     (29) Employment/Consulting Contracts. Schedule 4.1(29) lists all the Employees as of the date of this Agreement and the position, status, length of service, compensation and benefits of each of them, respectively. The Corporation is in compliance with all Applicable Laws respecting employment and its employment practices. Except as set out in Schedule 4.1(29), the Corporation is not a party to or bound by any contracts or requirements of Applicable Law in respect of any Employee or former employee, including:

          (a) any contracts for the employment or statutorily required re-employment of any Employee; or

          (b) any bonus, deferred compensation, profit sharing, pension, retirement, hospitalization insurance or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in Schedules 4.1(29) and
               (32).

     (30) Collective Agreements.  Except as set out in Schedule 4.1(30):

          (a) the Corporation is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Employees;

          (b) the Corporation is not currently engaged in any labour negotiation;

          (c) the Corporation has not engaged in any unfair labour practice and the Corporation is not aware of any pending or threatened complaint regarding any alleged unfair labour practices;

          (d) there is no strike, labour dispute, work slow down or stoppage pending or threatened against the Corporation; and

          (e) the Corporation is not the subject of any union organization effort.

     (31) Employee Plans.

          (a) Schedule 4.1(31) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees or former Employees which are currently maintained or were maintained at any time in the last five calendar years (the "Employee Plans").

          (b) All of the Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans ("Applicable Employee Benefit Laws"). No fact or circumstance exists that could adversely affect the tax-exempt status of an Employee Plan, if applicable.

          (c) All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties or fees are owing or exigible under any of the Employee Plans.

          (d) The Corporation may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Employee Plan, subject only to approvals required by Applicable Employee Benefit Laws.

          (e) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

          (f) All contributions or premiums required to be made by the Corporation under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and the Corporation does not have, and as of the Closing Time will not have, any liability (other than liabilities accruing after the Closing Time) with respect to any of the Employee Plans. Contributions or premiums will be paid by the Corporation on an accrual basis for the period up to the Effective Time even though not otherwise required to be made until a later date.

          (g) No amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised and no amendments or improvements to an Employee Plan will be made or promised by the Corporation before the Closing Time.

          (h) There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and neither the Corporation nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

          (i) Subject to approvals under Applicable Employee Benefit Laws, the Corporation may amend, revise or merge any Employee Plan or the assets transferred from any Employee Plan with any other arrangement, plan or fund.

          (j) The Vendors have furnished to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Employee Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Purchaser pursuant to this Section 4.1(31).

          (k) Each Employee Plan is fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology set out in Schedule 4.1(31).

          (l) None of the Employee Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

          (m) All employee data necessary to administer each Employee Plan has been provided by the Vendors to the Purchaser and is true and correct.

          (n) No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

          (o) Except as disclosed in Schedule 4.1(31), none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependants of retired employees.

     (32) Bonuses. Except as disclosed in Schedule 4.1(32), the Corporation has not paid any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedules 4.1(29) and 4.1(31)).

     (33) Customers and Suppliers. Schedule 4.1(33) lists the five largest customers and the ten largest suppliers of the Corporation (or such additional customers or suppliers of the Corporation which are sufficient to constitute ten per cent or more of total sales or purchases, as the case may be) for the 12 month period ending immediately before the date of this Agreement. The aggregate amount which each customer listed on Schedule 4.1(33) was invoiced and each supplier listed on Schedule 4.1(33) was paid during the 12 month period ending immediately before the date of this Agreement. Each Vendor represents and warrants as to him or her that such Vendor is not aware of, nor has he or she received notice of, any intention on the part of any such customer or supplier to cease doing business with the Corporation or to modify or change in any material manner any existing arrangement with the Corporation for the purchase or supply of any products or services. The relationships of the Corporation with each of its principal suppliers, shippers and customers are commercially satisfactory, and there are no unresolved disputes with any such supplier, shipper or customer.

(34) Product Warranties. There are no claims against the Corporation on account of product warranties or with respect to the production or sale of defective or inferior products, other than claims made in the ordinary course of business.

(35) Affiliated Transactions. Other than consulting agreements with personal holding companies of each of the Principal Vendors, the Corporation is not a party to any Contract with, nor liable in respect of any advance, loan, guarantee to or on behalf of, any shareholder, officer, director, Employee or Affiliate of the Corporation or any other Person with whom the Corporation does not deal at arm's length.

(36) Intercompany Services. Other than consulting agreements with personal holding companies of each of the Principal Vendors, and other than as disclosed in Schedule 4.1(29), there are no material intercompany services provided to the Corporation by any Vendor or by any Affiliate of any Vendor other than the Corporation.

(37) Tax Filings. The Corporation has prepared and filed on time with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of the Corporation in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full. There are no circumstances existing which could result in the application of Section 78 of the Income Tax Act (Canada), as amended, or any equivalent provincial provision, to the Corporation, other than in respect of unpaid bonuses as disclosed in
          Schedule 4.1(32).

(38) Taxes Paid. The Corporation has paid in full all Taxes required to be paid on or prior to the date hereof and has made adequate provision in the Financial Statements in accordance with GAAP for the payment of all Taxes in respect of all fiscal periods ending on or before the Closing Date and no other Taxes are or will be payable by the Corporation in respect of any fiscal period ending on or before the Closing Date.

(39) Reassessments of Taxes. There are no reassessments of the Corporation's Taxes that have been issued and are outstanding and there are no outstanding issues relating to Taxes which have been raised and communicated to the Corporation by any governmental body for any taxation year in respect of which a Tax return of the Corporation has been audited. No governmental body has challenged, disputed or questioned the Corporation in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. The Corporation is not negotiating any Tax assessment or reassessment with any governmental body. Each Vendor represents and warrants as to him or her that such Vendor is not aware of any contingent liabilities for Taxes of the Corporation or any grounds for an assessment or reassessment of the Corporation. Neither the Corporation nor such Vendor has received any indication from any governmental body that an assessment or reassessment of the Corporation is proposed in respect of any Taxes, regardless of its merits. The Corporation has not executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. All taxation years up to and including the taxation year ended July 31, 1995 are considered closed by Canadian federal and provincial governmental bodies for the purposes of all Taxes.

(40) Withholdings and Remittances. The Corporation has withheld from each payment made to any of its present or former employees, officers and directors, and to all Persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. The Corporation has remitted all Canada Pension Plan contributions, provincial pension plan contributions, unemployment and employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation. The Corporation has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Corporation.

(41) Depreciable Property. At the Closing Date, but before claiming any capital cost allowance in respect of the fiscal period ending immediately before Closing, for purposes of the Income Tax Act (Canada), the Corporation will own depreciable property of the prescribed classes and having undepreciated capital costs as set out in Schedule 4.1(41).

(42) Capital Gains. The Corporation will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Income Tax Act (Canada) as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date.

(43) Absence of Certain Changes or Events. Since the date to which the Financial Statements are made up, the Corporation has not:

          (a)  suffered any Material Adverse Change;

          (b)  amended its articles;

          (c) declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares;

          (d) issued or sold any shares or other securities or issued, sold or granted any option, warrant or right to purchase any shares or other securities;

          (e) disposed of any of the Assets reflected on the balance sheet forming part of the Financial Statements, except sales of Assets or Real Property in the ordinary course of business, consistent with past practice and not in excess of US$50,000, individually or in the aggregate;

          (f) changed any accounting or costing systems or methods in any material respect;

          (g) suffered any extraordinary loss or cancelled or waived any debt, claim or other right;

          (h) incurred or assumed any liabilities, obligations or indebtedness (whether accrued, absolute, contingent or otherwise), except unsecured current liabilities, obligations and indebtedness incurred in the ordinary course of business, consistent with past practice and not in excess of US$25,000, individually or in the aggregate;

          (i) other than as disclosed in Schedules 4.1(29) and (32), made or granted any bonus, increased the compensation paid (other than for normal merit and cost of living increases) or made loans or advances to any Director, Officer or Employee since the date of the latest Financial Statements;

          (j) mortgaged, pledged, granted a security interest in or otherwise encumbered any of the Assets, except in the ordinary course of business, consistent with past practice, and in amounts which, individually and in the aggregate are not material to the financial condition of the Corporation or operation of the Business.

          (k) entered into any Material Contract or any other transaction that was not in the ordinary course of business, consistent with past practice; or

          (l) terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract.

(44) Brokerage Fees. Except as disclosed in Schedule 4.1(44), the Corporation has not entered into any agreement which would entitle any Person to any valid Claim against any of the Corporation, the Purchaser or BEA for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement. Furthermore, each Vendor represents and warrants as to him or her that such Vendor has not entered into any agreement which would entitle any Person to any valid Claim against any of the Corporation, the Purchaser or BEA for a broker's commission, finder's fee or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement.

(45) Subsidiaries. The Corporation does not have any subsidiary nor does it have any direct or indirect interest in any Person.

(46) Full Disclosure. Except to the extent superseded by another document, none of the representations and warranties of the Vendors contained in this Section 4.1 and no document furnished by or on behalf of the Vendors to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Shares seeking full information as to the Corporation and its properties, business and affairs. There is no fact, or information, known to the Corporation or the Vendors which is reasonably expected by it or them, as the case may be, to occur after the Closing Date which has not been disclosed to the Purchaser in writing and which either the Corporation or any of the Vendors presently believes has or could have a Material Adverse Effect, other than any changes in the prospects of the Corporation which result from developments affecting general economic or industry conditions.

(47) Representations concerning US Securities Laws. Each Vendor represents that it is not a US Person and is not acquiring any securities hereunder (including any shares of BEA Common Stock issuable upon exchange of the Exchangeable Shares) for the account or for the benefit of any US Person. Each Vendor acknowledges that any transfer of any such securities may only be made (i) pursuant to Regulation S of the Securities Act of 1933, as amended (the "1933 Act"), (ii) pursuant to registration under the 1933 Act, or (iii) pursuant to an available exemption from the registration requirements of the 1933 Act.

(48) Representations concerning Canadian Securities Laws. Each Vendor represents that (i) the Vendor is a resident of the Province of Ontario, (ii) the Vendor is acquiring all securities hereunder (including any right to acquire shares of BEA Common Stock issuable upon exchange of the Exchangeable Shares) as principal for its own account and not for the benefit of any other Person and
          (iii) the Corporation has always been and continues to be a "private company" as such term is defined by the Securities Act (Ontario). Each Vendor acknowledges that any transfer of any securities acquired hereunder or upon the exchange of any such security may only be made pursuant to the registration and prospectus requirements of the applicable Canadian provincial securities laws or pursuant to exemptions therefrom.

4.2 Representations and Warranties of the Purchaser and BEA. The Purchaser and BEA jointly and severally represent and warrant to the Vendors as follows:

     (1) Incorporation and Power. Each of the Purchaser and BEA is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.

     (2) Due Authorization. Each of the Purchaser and BEA has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of each of the Purchaser and BEA.

     (3) Enforceability of Obligations. This Agreement and all other agreements and instruments to be executed by the Purchaser or BEA as contemplated by this Agreement constitute, or will constitute, a valid and binding obligation of each of the Purchaser and BEA enforceable against it in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

     (4) Capitalization of Purchaser and BEA. The authorized capital of the Purchaser consists of an unlimited number of common shares, of which 100 are outstanding, an unlimited number of Exchangeable Shares and 1,000 Preferred Shares, none of each of which were outstanding prior to the Closing. The authorized capital stock of BEA consists of 285,000,000 shares of common stock and 5,000,000 shares of preferred stock. All of the issued and outstanding common shares of the Purchaser are directly or indirectly owned by Exchangeco, and all of the issued and outstanding shares of Exchangeco are directly or indirectly owned by BEA. All of the Exchangeable Shares and all shares of BEA common stock to be issued to the Vendors at Closing or in exchange for Exchangeable Shares (i) have been or will be duly authorized and validly issued, fully paid and non-assessable when issued and (ii) assuming the accuracy of the representations and warranties of the

          Corporation and the Vendors contained herein, will be offered, issued, sold and delivered by the Purchaser, Exchangeco or BEA, as applicable, in compliance with all applicable Canadian and U.S. securities laws.

(5) No Violation. Neither the execution and deliver of this Agreement or the other agreements and instruments contemplated by this Agreement nor the consummation of the transactions contemplated hereby or thereby will violate any provisions of the articles of incorporation or bylaws of the Purchaser or BEA, violate, or be in conflict with, or constitute a default under or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement of mutual commitment to which the Purchaser or BEA is a party or which the Purchaser or BEA is bound, or violate any statute or law or any judgement, decree, order, regulation, or rule of any court or governmental authority.

(6) SEC Filings; Financial Statements. All statements, reports, schedules, forms and other documents required to have been filed by BEA with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of such documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements contained in such documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and reoccurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position, in all material respect of BEA and its subsidiaries as of the respective dates hereof and the consolidated results of operations of BEA and its subsidiaries for the periods covered thereby. To the knowledge of senior management of BEA, no material adverse change in BEA's business or financial condition, taken as a whole, has occurred since its most recently filed Form 10-Q, except (i) as disclosed in any document referred to above filed or amended after the date of such Form 10-Q, (ii) as disclosed to Vendor's Representative, or (iii) for any changes in the economy in general (or in the overall industry in which BEA operates) or in any stock market or trading system (including, without limitation, any change in the value of any trading indices with respect thereto).

(7) Consents and Approvals of Government Authorities No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the other documents contemplated hereby by BEA or the Purchaser and the consummation of the transactions contemplated hereby or thereby.

     (8) Representations Complete. None of the representations and warranties of Purchaser and BEA contained in this Section 4.2 contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading to a prospective purchaser of Exchangeable Shares or shares of BEA Common Stock.

4.3  Survival of Representations and Warranties.

     (1)  The representations and warranties of each Vendor contained in Section
4.1 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of one (1) year from the Closing Date, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser and BEA, after which time, except as otherwise provided herein, such Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Purchaser or BEA in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period.

     (2) The representations and warranties of the Purchaser and BEA contained in Section 4.2 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of one (1) year from the Closing Date, and notwithstanding the Closing and any inspection or inquires made by or on behalf of the Vendors, shall continue in full force and effect for the benefit of the Vendors, after which time the Purchaser and BEA shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendors in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period.

                          ARTICLE 5 - INDEMNIFICATION

5.1 Indemnity by the Vendor. Each Vendor shall severally indemnify and hold the Purchaser, the Corporation and BEA and their respective directors, officers, employees, agents and representatives, and the Affiliates of the Purchaser, the Corporation and BEA and their respective directors, officers, employees, agents, representatives harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as a "Claim") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

     (1) any incorrectness in or breach of any representation or warranty of such Vendor contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

     (2) any breach of or any non-fulfilment of any covenant or agreement on the part of such Vendor under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

provided, that for purposes of determining the amount of damages for any breach specified in clauses (1) or (2) above, such representation, warranty or covenant shall be deemed breached where the damages relating thereto, individually or in the aggregate, are in excess of $25,000 (once such $25,000 threshold has been surpassed, such amount shall be included in full in determining whether the aggregate amount of damages exceeds the U.S.$100,000 limitation set forth in
Section 5.3).

5.2 Indemnity by the Purchaser and BEA. The Purchaser and BEA shall jointly and severally indemnify and hold each Vendor, his or her respective heirs, representatives, successors and permitted assigns harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

     (1) any incorrectness in or breach of any representation or warranty of the Purchaser or BEA contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

     (2) any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser or BEA under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

provided, that for purposes of determining the amount of damages for any breach specified in clauses (1) or (2) above, such representation, warranty or covenant shall be deemed breached where the damages relating thereto, individually or in the aggregate, are in excess of $25,000 (once such $25,000 threshold has been surpassed, such amount shall be included in full in determining whether the aggregate amount of damages exceeds the U.S.$100,000 limitation set forth in
Section 5.3).

5.3 Limitations. Subject to the last sentence of this Section 5.3, all indemnification claims under Section 5.1 shall be satisfied solely from the Indemnity Escrow Shares held pursuant to and in accordance with the provisions of the Escrow Agreement 1 and, no Person shall have any further right to recovery directly from any Vendor. Subject to the last sentence of this Section 5.3, the maximum liability pursuant to indemnification claims under Section 5.1 of any Vendor shall be limited to those Indemnity Escrow Shares in which such Vendor has an interest that is held pursuant to the Escrow Agreement 1. Subject to the last sentence of this Section 5.3, the maximum liability pursuant to indemnification claims under Section 5.2 of the Purchaser and BEA, collectively, shall not exceed US$2,050,000. The Vendors shall not have any Liability for indemnification pursuant to Sections 5.1 or relating to any breach of any of the representations and warranties contained in Sections 4.1 unless and until the accumulated aggregate amount of Claims against the Vendors arising from breaches of representations and warranties hereunder exceeds US$100,000, following which all such accumulated Claims and all further Claims against such party shall be recoverable as provided in this Agreement. BEA and the Purchaser shall not have any Liability for indemnification pursuant to Sections 5.2 or relating to any breach of any of the representations and warranties contained in Sections 4.2 unless and until the accumulated aggregate amount of Claims against BEA and the Purchaser arising from breaches of representations and warranties hereunder exceeds US$100,000, following which all such accumulated Claims and all further Claims against such party shall be recoverable as provided in this Agreement. No Vendor shall have any Liability under this Agreement for the breach of a representation and warranty made on a several (and not joint and several) basis by any other Vendor. For purposes of this Section 5.3, a Vendor's pro rata share of a Liability shall be that percentage of the Liability as is equal to the percentage that the Purchase Price received by such Vendor is of the total Purchase Price as set forth in Schedule 2.3(3)(c). The limitations of the first three sentences of this Section 5.3 shall not apply in the case of a fraudulent or intentional misrepresentation or breach by any party, but no Person shall be liable for any misrepresentation or breach by any other Person (except to the extent of its share of the shares held under the Escrow Agreement 1).

5.4 Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Section
5.2 or 5.1, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

            (a)  the factual basis for the Claim; and

            (b)  the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the Liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

5.5 Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have forty-five (45) days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such forty-five (45) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to and finally settled by binding arbitration as contemplated herein from which there shall be no appeal.

5.6 Third Party Claims. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate, in the reasonable opinion of the Indemnity Party's counsel, due to the actual or potential differing interests between them (such as the availability of different defences). The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party reasonable access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim as reasonably requested so as not to materially interfere with the Indemnified Party's business. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, in the reasonable opinion of the Indemnified Party's counsel, then the Indemnified Party shall be entitled, at the Indemnifying Party's expense, to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or
(B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third

Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute, and the amount to be paid by the Indemnified Party to the Indemnifying Party, if any, shall be referred to and finally settled by binding arbitration as contemplated herein from which there shall be no appeal.

5.7 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount (which would have been accepted by the Third Party) if any such consent is not obtained for any reason within a reasonable time after the request therefor.

5.8  Interest on Claims.  The amount of any Claim submitted under Section 5.1 or
Section 5.2 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

5.9 GST/HST Gross-UP and other Tax Adjustments. The amount of any Claim submitted under Section 5.1 or 5.2 as damages or by way of indemnification as determined without regard to this Section shall be increased by an amount equal to the rate of GST/HST or any similar Tax applicable to such amount. The amount of any Claim submitted under Sections 5.1 or 5.2 as damages or by way of indemnification shall be determined on an after-Tax basis, and without limiting the generality of the foregoing, shall include the amount necessary to hold the Indemnified Party harmless after Tax.

                             ARTICLE 6  - COVENANTS

6.1 Compliance with US Securities Laws..Each Vendor agrees not to sell or transfer any shares of BEA Common Stock received upon exchange of the Exchangeable Shares unless such sale or transfer is made (i) pursuant to Regulation S of the 1933 Act, (ii) pursuant to registration under the 1933 Act, or (iii) pursuant to an available exemption from the registration requirements of the 1933 Act. Each Vendor acknowledges BEA's right to refuse to register any such transfer or sale of BEA Common Stock in breach of this Section 6.1 and holds BEA harmless from any Claim that may result from such actions.

6.2 Compliance with Canadian Securities Laws. Each Vendor agrees not to (i) sell or transfer any Exchangeable Shares, any right to acquire shares of BEA Common Stock or any shares of BEA Common Stock or (ii) exercise any exchange or retraction right provided by the provisions of the Exchangeable Shares, unless such sale, transfer or exercise, as the case may be, is made pursuant to the registration and prospectus requirements of the applicable Canadian provincial securities laws or pursuant to exemptions therefrom. Each Vendor acknowledges the right of the Purchaser, Exchangeco and BEA to refuse to take any action in furtherance of any such sale, transfer or exercise in breach of this Section 6.2 and holds each of the Purchaser, Exchangeco and BEA harmless from any Claim that may result from such actions.

6.3 Application for Relief from Certain Securities Laws. BEA and the Purchaser shall cause its counsel to submit jointly on behalf of the Parties to the Ontario Securities Commission within five (5) Business Days of the Closing, the application referred to in Subsection 4.1(23), which application shall be in form acceptable to the Vendors and their counsel, acting reasonably. BEA and the Purchaser shall use their reasonable commercial efforts to prosecute and obtain such relief as soon as is reasonably practicable. Each Vendor shall fully cooperate with BEA and the Purchaser in the preparation, submission and prosecution of such application, including without limitation executing a verification of facts statement to be filed in connection therewith.

6.4 Indemnity by BEA Re: Certain Redemptions of Exchangeable Shares. If any Exchangeable Shares are (A) redeemed (i) prior to the five (5) year anniversary of the date of this Agreement and (ii) pursuant to either of Subsections (b),
(c) and (d) of the definition of "Redemption Date" in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (the "Exchangeable Share Provisions"), or (B) purchased by Exchangeco pursuant to the exercise by it of the Redemption Call Right (as that term is defined in the Exchangeable Share Provisions) (each an "early redemption"), then BEA shall pay to the Vendors at the same time as, and as a condition to, an early redemption an amount equal to 50% of the product of the following:

     (1) the amount of income or capital gains tax payable by the Vendors or Vendor, as the case may be, arising directly as a result of the exchange of the Exchangeable Shares subject of the early redemption, for shares of BEA Common Stock;

     (2) the number of years from the date on which the Vendors or Vendor referred to in Subsection (1) above are required to remit the income tax payable to Revenue Canada as a result of an early redemption until April 30, 2006 and by way of example, if an early redemption occurred on December 1, 2000, the number of years for the purposes of this Subsection would be five (5); and

     (3) the fluctuating annual rate of interest (however designated) of CIBC from time to time for determining interest chargeable by CIBC on Canadian dollar commercial loans in Canada with such interest rate to be set on the date which is five (5) Business Days immediately preceding the applicable Redemption Date (as such term is defined in the Exchangeable Share Provisions).

                         ARTICLE 7 - DISPUTE RESOLUTION

7.1  Arbitration Procedures.  All disputes over the Claims made pursuant to
Article 5 and any other Claims arising out of, connected with or related to this Agreement, the negotiation and/or performance of same ("Disputes") shall, if not resolved pursuant to Section 5.7, be determined in accordance with Schedule 7.1, which sets out the sole and exclusive procedure for the resolution of Disputes. The resolution of Disputes pursuant to the terms of Schedule 7.1 shall be final and binding upon the parties to this Agreement, and there shall be no appeal therefrom, including, without limitation, any appeal to a court on a question of law, a question of fact, or a question of mixed fact and law. For greater certainty, Subsection 7(2) of the Arbitration Act, 1991 (Ontario) shall not apply to an arbitration under this Section 7.1.

                              ARTICLE 8  - GENERAL

8.1 Expenses. BEA shall be responsible for the legal and other expenses (including any Taxes imposed on such expenses) of BEA, the Purchaser and Exchangeco and BEA shall also be responsible for the reasonable legal and other expenses (including any Taxes imposed on such expenses) of the Vendors and the Corporation incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement. The Vendors will be solely responsible for the payment of any broker's commission, finder's fee or like payment payable by them in respect of the purchase and sale of the Shares pursuant to this Agreement, including without limitation the brokers' fee set out in Schedule 4.1(44).

8.2 Payment of Taxes. Except as otherwise provided in this Agreement, the Purchaser shall pay all Taxes applicable to, or resulting from transactions contemplated by this Agreement (other than Taxes payable under applicable legislation by the Vendors) and any filing or recording fees payable in connection with the instruments of transfer provided for in this Agreement.

8.3 Public Announcements. Except to the extent otherwise required by Applicable Law, made to its accounting, legal or financial advisors who are subject to confidentiality requirements, or with the prior written consent of the other Parties, no Party shall make prior to the Closing or termination of this Agreement any (i) public announcement or (ii) disclosure to its employees (other than as necessary to consummate the transactions contemplated hereby) or customers, regarding this Agreement or the transactions contemplated by this Agreement.

8.4  Notices.

     (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

          (a)       if to the Vendors, to Vendors' Representative:

                    Abe Schwartz

                    c/o The Workflow Automation Corporation
                    8920 Woodbine Avenue
                    Suite 400

                    Markham, Ontario L3R 9W9

                    Fax No: (905) 940-5600

                    The Vendors' Representative hereby agrees to forward to the other Vendors copies of any notice or other communication received by the Vendors' Representative in accordance herewith.

                    with a copy to:

                    Aird & Berlis

                    BCE Place, Box 754
                    1800 - 181 Bay Street
                    Toronto, Ontario  M5J 2T9

                    Attention:  Martin E. Kovnats
                    Fax No.:    (416) 863-1515

          (b)       if to the Purchaser and/or BEA, to:

                    BEA Systems, Inc.
                    2315 North First Street
                    San Jose, California 95131

                    Attention:  General Counsel
                    Fax No.:    (408) 570-8923

                    with a copy to each of:
                    Morrison & Foerster
                    1290 Avenue of the Americas
                    New York, New York 10104 0050

                    Attention:  Lorraine Massaro, Esq.
                                John L. Cleary, Esq.
                    Fax No.:    (212) 468-7900

                    - and -

                    Blake, Cassels & Graydon LLP
                    Box 25 Commerce Court West
                    Toronto, Ontario M5L 1A9

                    Attention:  Kenneth G. Klassen
                    Fax No.:    (416) 863-2653

     (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

     (3) Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.

8.5 Time of Essence. Time shall be of the essence of this Agreement in all respects.

8.6 Entire Agreement. This Agreement (together with the Escrow Agreement 1, the Escrow Agreement 2, a registration rights agreement, non-competition agreements, a release by the Vendors, a support agreement, exchange right agreement and employment offer letters and an unanimous shareholders' agreement (collectively, the "Documents")), constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, it its entirety, the letter of intent of BEA dated January 21, 2000 and agreed and accepted by the Vendors on January 21, 2000, which letter of intent is hereby terminated. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or in the Documents.

8.7 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.


8.9 Survival and Non-Merger. Each Party hereby agrees that all provisions of this Agreement, other than (a) the conditions in Article 4 and (b) the representations and warranties contained in Article 4 and the related indemnities in Sections 5.1 and 5.2 hereof (which shall be subject to the special arrangements provided in such Articles or Sections), shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.

8.10 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

8.11 Language. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux presentes ont exige que le present contrat et tous autres contrats, documents ou avis afferents aux presentes soient rediges en langue anglaise.

8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

8.13 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective heirs, representatives, successors and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties.

8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that the Party providing its signature in such manner shall promptly forward to the other Parties an original of the signed copy of this Agreement which was so faxed


          IN WITNESS WHEREOF the have caused this Agreement to be duly executed as of the date first above written.

_________________________________       _________________________________
Witness                                 Barry M. Bernstein,


_________________________________       _________________________________
Witness                                 P. Dawn Bernstein

_________________________________       _________________________________
Witness                                 Peter E.J. Hall

_________________________________       _________________________________
Witness                                 Patricia L. Hall

_________________________________       _________________________________
Witness                                 Abe Schwartz

_________________________________       _________________________________
Witness                                 Marta I. Schwartz

_________________________________       _________________________________
Witness                                 Joseph S. Dachuk



                                        THE WORKFLOW AUTOMATION CORPORATION

                                        By:_________________________



                                        BEA SYSTEMS (ONTARIO) INC.

                                        By:_________________________



                                        BEA SYSTEMS, INC.

                                        By:_________________________

                                                                  Execution Copy

                                 SCHEDULE  7.1

                 to the Share Purchase Agreement dated ., 2000 among the shareholders of The Workflow Automation Corporation,
The Workflow Automation Corporation, BEA Systems (Ontario) Inc. and BEA Systems,
                                      Inc.

________________________________________________________________________________

                               DISPUTE RESOLUTION
                               ------------------

Definitions

1.   In this Schedule 7.1:

     (a) "Arbitrator" means the arbitrator or arbitrators appointed pursuant to
Section 5;

     (b) "Claimant" means a Party that commences an arbitration pursuant to
Section 4;

     (c) "Disputes" has the meaning attributed to such term in Section 7.1 of the Agreement;

     (d) "Party" means a party to a Dispute;

     (e) "Section" means a Section of this Schedule; and

     (f) "Respondent" means a Party who is not the Claimant, and the term "Respondents" shall, where there is only one Respondent, refer to that Respondent.

General

2. All Disputes which are to be determined according to the terms of this Schedule pursuant to Section 7.1 of the Agreement shall be arbitrated in accordance with the provisions of the Arbitration Act, 1991 (Ontario) (the "Arbitration Act") except to the extent that those provisions are modified by the provisions of the Agreement and this Schedule.

3. No individual shall be appointed to mediate or arbitrate a Dispute pursuant to this Schedule unless he or she agrees in writing to be bound by the provisions of this Schedule.

Commencement of Arbitration

4. A Party may commence an arbitration as Claimant: (i) in the case of a Direct Claim, upon the expiration of the 60 day period referred to in Section
5.5 of the Agreement by delivering a written notice of arbitration (the "Notice of Arbitration") to each of the Respondents; and (ii) in the case of a Third Party Claim, immediately by delivering a Notice of Arbitration to each of the Respondents.
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                                      -2-

5. The Notice of Arbitration shall include in the text or in one or more attachments:

     (a)  the full names, descriptions and addresses of the Parties;

     (b) a demand that the Dispute be referred to arbitration pursuant to this schedule;

     (c)  a general description of the Dispute;

     (d)  the relief or remedy sought; and

     (e)  the name of the person the Claimant nominates as an arbitrator.

Arbitration

6. The arbitrator nominated by the Claimant shall be appointed as the Arbitrator to resolve the Dispute unless, within seven days after the receipt or deemed receipt of the Notice of Arbitration by all the Respondents, any Respondent, by notice to the Claimant, objects to the Claimant's appointee. Following such objection by a Respondent, (i) the Respondent shall name one arbitrator; (ii) the Claimant shall name a second arbitrator; (iii) the two arbitrators thus selected shall select a third arbitrator; and (iv) the three arbitrators thus selected shall resolve the Dispute.

7. Subject to the Arbitration Act, the Agreement, this Schedule and the rules of natural justice, the Arbitrator may conduct the arbitration in such manner as the Arbitrator considers appropriate.

Interim Relief

8. Prior to the appointment of the Arbitrator, the Parties may apply to the courts for interim relief. A request for interim relief by a Party to a court shall not be considered to be incompatible with Section 7.1 of the Agreement or as a waiver of that provision.

9. At the request of any Party, the Arbitrator may take such interim measures as the Arbitrator considers necessary in respect of the Dispute, including measures for the preservation of assets, the conservation of goods or the sale of perishable goods. The Arbitrator may require security for the costs of such measures.

Pleadings

10.  The following shall apply to the arbitration of any Dispute:

     (a) within 10 business days of the appointment of the Arbitrator, the Claimant shall deliver to all the Respondents and the Arbitrator a written statement (the "Statement") concerning the Dispute setting forth, with particularity, the Claimant's position with respect to the Dispute and the material facts upon which the Claimant intends to rely;
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                                     -3-

     (b) within 10 Business Days after the delivery of the Statement, each Respondent shall deliver to the Claimant and the Arbitrator a written response (an "Answer") to the Statement setting forth, with particularity, the Respondent's position on the Dispute and the material facts upon which the Respondent intends to rely;

     (c)  if any Respondent fails to deliver an Answer within the time limit in
          Section 10 (b), that Respondent shall be deemed to have waived any right to provide an Answer to the Statement and the arbitration may continue without further notice to that Respondent;

     (d) within 5 Business Days after the earlier of: (i) the day all Answers have been delivered, and (ii) the end of the time period referred to in Section 10(b), the Claimant may deliver to all Respondents and the Arbitrator a written reply (a "Reply") to the Answer of each Respondent, setting forth, with particularity, the Claimant's response if any, to the Answer;

     (e) within the time limit in Section 10(b), a Respondent may also deliver to the Claimant, each other Respondent and the Arbitrator a counter-statement (a "Counter-Statement") setting forth, with particularity, any additional Dispute for the Arbitrator to decide. Within 10 Business Days of the delivery of a Counter-Statement, the Claimant shall deliver to each Respondent and the Arbitrator an Answer to the Counter-Statement. If the Claimant fails to deliver an Answer to the Counter-Statement within such 10 day period, the Claimant shall be deemed to have waived any right to provide an Answer to the Counter-Statement. Within 5 Business Days after the delivery of an Answer to the Counter-Statement, the Respondents may deliver to the Claimant and the Arbitrator a Reply to such Answer. Any Dispute submitted to arbitration in accordance with this Section 11(e) shall be governed by, and dealt with as if it were the subject of a Statement in accordance with this Schedule, except that it shall be decided by the Arbitrator already appointed and shall be determined by the Arbitrator accordingly; and

     (f) the time limits referred to in Sections 10 (a) to 10 (e) may be extended by the Arbitrator for such period and for such reasons as the Arbitrator in the Arbitrator's discretion may determine upon application in writing made to the Arbitrator by the Claimant or any Respondent on notice to each other Party to the arbitration, either before or within 2 days after the expiry of the relevant time limits and in the event that the other Party or Parties wishes to oppose the application, the other Party or Parties shall be given an opportunity to make submissions on the application.

Case Conferences

11. At any time after the appointment of the Arbitrator, any Party may apply in writing to the Arbitrator to convene a case conference for the determination of any preliminary or interlocutory matter or to provide for planning and scheduling of the arbitration and such other date as the Arbitrator may select. The Arbitrator shall convene the case conference on the date specified in

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                                      -4-

the application. The Party requesting a case conference shall deliver a copy of the application to each other Party to the arbitration before delivering the application to the Arbitrator.

12. Issues to be determined at the first case conference after the completion of the steps contemplated by Section 10 or the expiry of the time limit for any mandatory step not taken by such time shall include the following:

     (a) any request for an adjournment of the case conference and the terms, if any, of any adjournment;

     (b)  the identification and narrowing of the issues in the arbitration;

     (c) the desirability of the Parties engaging in further settlement negotiations or some other dispute resolution process, with or without the assistance of a mediator;

     (d) fixing a date, time and place for the Hearing (as defined in Section 13 of this Schedule);

     (e)  the manner of presentation of evidence at the Hearing; and

     (f) a timetable for the disclosure by each Party to each other Party of the evidence in that Party's possession, power, or control which is relevant to any issue in the Dispute.

The Hearing

13. At the date, time and place fixed at a case conference or, if no case conference has been held, at a date, time and place fixed by the Arbitrator within 120 days of the appointment of the Arbitrator, the Arbitrator shall convene a hearing (the "Hearing"). If there has been no case conference, the Hearing shall be convened by delivery by the Arbitrator of notice of the date, time and place of the Hearing to each Party to the arbitration at least 30 days before the date of the Hearing.

14. Unless otherwise determined by the Arbitrator, the presentation of a Party's case at the Hearing shall include the delivery of a pre-hearing memorandum to the Arbitrator and to each other Party including the following elements:

     (a)  a statement of facts;

     (b)  a statement of each issue to be determined;

     (c)  a statement of the applicable law on which the Party relies;

     (d) a statement of the relief requested including the basis for any damages claimed;
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                                      -5-

     (e) a statement of the evidence to be presented including the name, capacity and expected evidence of each witness to be called, and an estimate of the time required for the witness's direct testimony; and

     (f) an appendix containing all sworn statements or transcripts or portions of transcripts on which the Party intends to rely at the Hearing.

15. The pre-hearing memorandum of the Claimant shall be delivered not less than 20 days before the date of the Hearing. The pre-hearing memorandum of each Respondent shall be delivered not less than 10 days before the date of the Hearing.

16. At the Hearing, the Arbitrator shall consider any evidence as would be admissible in a court of law and any other evidence the Arbitrator considers appropriate to determine the Dispute. Evidence may be presented in written or oral form as the Party presenting the evidence considers appropriate, provided that no written statement of any witness shall be accepted by the Arbitrator unless each other adverse Party has been given an opportunity at the Hearing to cross-examine the witness on the information contained in the written statement. The Arbitrator shall determine the applicability of any privilege or immunity and the admissibility, relevance, materiality and weight of any evidence offered.

17. The Arbitrator shall have the right to exclude any witness from the Hearing during the testimony of any other witness.

18. Despite Subsection 28(1) of the Arbitration Act, the Arbitrator shall not, without the written consent of all Parties, retain any expert.

Awards

19. The Arbitrator may make final, interim, interlocutory and partial awards. An award may grant any remedy or relief which the Arbitrator considers just and equitable and consistent with the intention of the Parties under the Agreement. The Arbitrator shall state in the award whether or not the Arbitrator views the award as final or interim, for purposes of any judicial proceedings in connection with such award. Subject to Section 39 of the Arbitration Act, the Arbitrator's final award shall be made within 30 days of the conclusion of the Hearing.

20. All awards for the payment of money shall include prejudgment and postjudgment interest in accordance with Sections 127 to 130 the Courts of Justice Act (Ontario) with necessary modifications.

21.  All awards shall be in writing and shall state reasons.

22. The Arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the Arbitrator and the legal costs and disbursements of the Parties, between or among the Parties in such manner as the Arbitrator considers reasonable. In determining the allocation of these costs, the Arbitrator shall invite submissions as to costs and may consider, among other things, any offer of settlement made by any Party during the course of the arbitration.
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                                      -6-

23. Executed copies of all awards shall be delivered by the Arbitrator to the Parties as soon as is reasonably possible.

24. Subject to Section 44 of the Arbitration Act, all awards of the Arbitrator shall be final and binding on the Parties, and there shall be no appeal of any such award whatsoever. The Parties undertake to satisfy any award without delay.

Additional Matters

25. All case conferences and Hearings shall be conducted in Toronto, Ontario in the English language.

26. All notices or other communications required or permitted to be given under this Schedule to a Party shall be given in the manner specified in Section 8.4 of the Agreement. All notices or other communications and all other documents required or permitted by this Schedule to be given by the Parties to the Arbitrator shall be given in accordance with the Arbitrator's instructions.

27. The Parties desire that any Dispute should be conducted in strict confidence and that there shall be no disclosure to any Person of the existence of the Dispute or any aspect of the Dispute except as is necessary for the resolution of the Dispute. Any case conference or Hearing shall be attended only by those Persons whose presence, in the opinion of any Party or the Arbitrator, is reasonably necessary for the resolution of the Dispute. All matters relating to, all evidence presented to, all submissions made in the course of, and all documents produced in accordance with this Schedule or any order of the Arbitrator or created in the course of or for the purposes of an arbitration, as well as any arbitral award, shall be kept confidential and shall not be disclosed to any person without the prior written consent of all the Parties except as is necessary for resolution of the Dispute as required in connection with an application of a Party under Section 46 of the Arbitration Act, to enforce the arbitral award, by applicable laws, or by an order of an Arbitrator made pursuant to a motion or application on notice to all Parties.